Exhibit 10.1
MASTER SERVICE AGREEMENT

This Master Service Agreement (“Agreement”) is entered into on ___04/14/2006___, 2006 (“MSA Effective Date”) by and between Equinix Operating Co., Inc. (“Equinix”) and the undersigned customer (“Customer”), and includes the following exhibits:
a.	Exhibit A — Confidentiality Provisions;

b.	Exhibit B — Service Level Agreement; and

c.	Exhibit C — IBXLink Service Level Agreement.
Capitalized terms used herein but not otherwise defined will have the meaning ascribed to them in Section 10.

1.     Services.
Subject to the terms and conditions set forth in this Agreement, Equinix will provide the Services to Customer.

2.     Ordering.
        a.     Customer may request Services during the Term by (i) executing a Sales Order, (ii) placing an Online Order or (iii) placing a Phone Order. Each Order will be accepted by Equinix, provided such Order is placed by Customer or any of its Authorized Persons and confirmed and effective via a written document (which may include email) sent to Customer. Each Order will be governed by the terms and conditions of this Agreement.
        b.     Equinix will provide Customer with an account and password to access the Customer Care Website. Customer will use commercially reasonable efforts to maintain the confidentiality of its account and password and for restricting and granting access thereto. Notwithstanding anything in this Agreement to the contrary, Customer is responsible and liable for all activities that occur under Customer’s account (including all payments owed for any Orders that are placed under Customer’s account in accordance with Section 2.a. above, but excluding activities resulting from a third party criminal act or a breach in the security of the Customer Care Website (i.e., hacking or an act of willful misconduct by Equinix to the Customer Care Website)), regardless of whether such activities are conducted by Customer or any other third party. Equinix does not have any obligation to verify that anyone using Customer’s account and password has Customer’s authorization.

3.     Payment Terms and Taxes.
        a.     Unless otherwise agreed between the Parties in writing, Service Fees for the Services will begin to accrue on the Billing Commencement Date. Equinix will invoice Customer for the Services on a monthly basis (partial months will be billed on a pro rata basis) and Customer will pay for the Services in accordance with this Section 3 and the Orders. Customer will pay in full all invoices (excluding amounts for which there is a Billing Dispute) from Equinix within thirty (30) days of Customer’s receipt of the invoice. For purposes of this section, receipt shall be presumed to occur five (5) business days after mailing if sent via regular mail, or two (2) business days if sent via overnight courier. At Equinix’s option, any amounts more than fifteen (15) days past due that are owed (excluding amounts for which there is a Billing Dispute and subject to this Section) by Customer will accrue interest at the lesser of one percent (1%) per month or the highest rate permitted by applicable law. Unless otherwise stated in the Order, all invoices will be paid in U.S. Dollars. In the event that a Billing Dispute is resolved in Equinix’s favor, Customer shall immediately pay Equinix the full amount that is the subject of the Billing Dispute.
        b.     The Service Fees for Services ordered through Sales Orders will be listed on the Sales Orders. For all other Orders, the Service Fees for Services will be Equinix’s then-current list price for such Services, unless otherwise agreed to by the Parties in writing or in an Order Confirmation. Customer agrees to pay for the Services for the duration of the Term indicated in the Order (including subsequently executed Orders) for such Service. Notwithstanding anything in this Agreement to the contrary, for each Service, excluding Power Services, in the event an Order auto renews upon expiration of the initial service term specified on such Order, the rates and fees for such Service will be subject to change, upon sixty (60) days’ prior written notice to Customer, no more than once per year, at a rate not to exceed ten percent (10%) per year
        c.     Notwithstanding anything to the contrary in this Agreement, including Section 3(b), upon sixty (60) days’ prior written notice to Customer, Equinix may change the rates and fees for the Power Services at any time after the first year of the Service Term set forth in the Sales Order for such Power Services, at a rate not to exceed ten percent (10%) per year, unless otherwise agreed to in writing in a subsequent Order.
        d.     Equinix is not responsible or in any way liable for any Taxes or third-party charges related to the business, or the ownership or operation of the equipment, of any of the following: Customer, Customer’s Authorized Persons, Accompanying Persons, and Associated Entities, at any IBX Center, or attributable to, any IBX Center. In no event will Customer’s Equipment be construed to be fixtures.
        e.     Service Fees are exclusive of any Taxes imposed on Service Fees. Customer will be responsible for paying any Taxes imposed on Service Fees at the same time it pays the Service Fees and as set forth in an itemized invoice from Equinix. Customer will be responsible for timely paying in full all Taxes.
        f.     In the event that Customer’s account is past due four (4) or more times in any twelve (12) — month period, Equinix may charge Customer a deposit equal to one (1) month of the recurring Service Fees that are billable at the time such deposit is charged (the “Deposit”). The Deposit shall be held by Equinix and returned or credited to Customer, without interest, as soon as commercially reasonable upon termination of this Agreement. In the event of an uncured material breach of this Agreement by Customer, Equinix shall, without limiting its remedies otherwise available, have the right to apply the Deposit to unpaid and overdue fees for Services due from Customer, excluding amounts for which there is a Billing Dispute, subject to Section 3(a).
        g.     Customer will be invoiced in a manner consistent with Equinix’s then-current business practices. Notwithstanding anything to the contrary and unless otherwise agreed to in writing between the Parties, in the event Equinix fails to invoice Customer for amounts owed on Services performed by Equinix more than six (6) months from the time such Service was performed, Equinix will not invoice Customer for such amount. Furthermore, Customer will not request of Equinix and Equinix will not be obligated to pay or issue credits to Customer for any type of billing adjustment for any Equinix Service set forth on an Equinix invoice more than six (6) months from the date of such Equinix invoice.

4.	Access and Use of the IBX Centers, and Use of Customer’s Equipment.

        a.     Subject to the terms and conditions of this Agreement, Customer will have access to the Licensed Space twenty-four (24) hours per day, three hundred sixty-five (365) days per year.
        b.     Unless otherwise expressly provided in an Order (and then only to the extent otherwise expressly provided therein), Customer will be responsible for configuring, providing, placing, installing, upgrading, adding, maintaining, repairing, and operating Customer’s Equipment, which actions Customer may engage in only to the extent permitted by, and subject to, the terms and conditions of this Agreement. Customer represents, warrants and covenants that Customer has the legal right and authority (including regulatory consents), and will continue to have the legal right and authority throughout the Term, to operate, configure, provide, place, install, upgrade, add, maintain and repair Customer’s Equipment as contemplated by this Agreement. Without limiting the foregoing, Customer will obtain, and maintain throughout the Term, such consent of Customer’s subcontractors, third party providers, vendors, and any other parties as may be necessary for Equinix (including any contractors or others acting at Equinix’s request) to have the right to use and access Customer’s Equipment for the purpose of providing Services.
        c.     At all times during the Term, Customer agrees to use commercially reasonable efforts to comply with the Internet Business Exchange Center Policies dated October 10, 2005 (“Policies”), and reasonable changes thereto during the term of this Agreement, which are at all times incorporated by reference into this Agreement. Customer acknowledges that it has received a copy of the current Policies prior to execution of this Agreement. Any reasonable modification by Equinix to the Policies will be effective upon notice to Customer, except modifications to the Shipping Policies, which will be effective immediately upon being made.
        d.     Customer will be responsible and liable for all acts or omissions of Customer’s Authorized Persons, Accompanying Persons, and Associated Entities, and all such acts or omissions will be attributed to Customer for all purposes under this Agreement (to the same extent as if Customer had committed the act or omission), including for purposes of determining responsibility, liability and indemnification obligations. No employee, agent or contractor of Equinix shall be considered one of Customer’s Authorized Persons, Accompanying Persons, and/or Associated Entities.
        e.     Customer will not file a mechanic’s lien or similar lien on the Licensed Space or IBX Centers, and Customer will be responsible for any mechanic’s lien or similar lien filed by any Authorized Person, Accompanying Person or Associated Entity. Without limiting the foregoing, in the event any such lien is filed, Customer will be responsible for the immediate satisfaction, payment or bonding of any such lien.

5.     Indemnification.
        a.     Equinix will indemnify, defend and hold harmless the Customer Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) arising from a third-party claim against Customer for (1) personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Equinix, or (2) bodily injury based on the condition or maintenance of portions of the Equinix premises under the control of Equinix.
        b.     Customer will indemnify, defend and hold harmless the Equinix Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) arising from a third-party claim against Equinix for (i) personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Customer; (ii) any claim by any of Customer’s Authorized Persons, Accompanying Persons or Associated Entities or any employee of Customer other than a claim based on the gross negligence or willful misconduct of Equinix or a bodily injury claim based on the condition or maintenance of portions of the Equinix premises under the control of Equinix; (iii) any third party claim relating to, or arising out of, Customer’s, or any of its customers’, services, equipment (including Customer’s Equipment) or Customer’s use of the Services provided under this Agreement (including claims relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned services, including the Services from Equinix) other than a claim based on the gross negligence or willful misconduct of Equinix or a bodily injury claim based on the condition or maintenance of portions of the Equinix premises under the control of Equinix; and (iv) any claim resulting from Customer’s failure to obtain or maintain the required consents pursuant to Section 4(b).
        c.     Through counsel of its own choosing, the indemnified party has the right to participate in (but not control the defense of) any proceeding in which it is being indemnified under this Agreement, but in such event the indemnified party will be solely responsible for paying the legal fees and expenses for its own counsel. The indemnifying party will, however, continue to be solely responsible for all other expenses relating to the action, including the legal fees and expenses of the counsel it selects to defend the claims.
6.     Warranty, Warranty Disclaimer, Limitation of Liability, Credits.
        a.     DURING THE TERM, EQUINIX REPRESENTS AND WARRANTS THAT (I) THE SERVICES WILL BE PROVIDED AT A PROFESSIONAL LEVEL OF QUALITY THAT IS CONSISTENT WITH PROVIDING CO-LOCATION SERVICES AND IN COMPLIANCE IN ALL MATERIAL RESPECTS WITH APPLICABLE LAWS AND REGULATIONS AND (II) SHALL USE ITS COMMERCIALLY REASONABLE EFFORTS TO MEET THE SERVICE LEVEL COMMITMENTS AS ESPRESSLY SET FORTH IN EXHIBIT C.
        b.     EQUINIX DOES NOT WARRANT THAT THE SERVICES PROVIDED HEREUNDER WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE. EQUINIX DOES NOT MAKE, AND EQUINIX HEREBY DISCLAIMS, ANY AND ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXHIBIT C, EQUINIX DOES NOT MAKE, AND HEREBY DISCLAIM, ALL EXPRESS WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING EXHIBIT C, ALL SERVICES PROVIDED PURSUANT TO THIS AGREEMENT ARE PROVIDED OR PERFORMED ON AN “AS AVAILABLE” BASIS, AND CUSTOMER’S USE OF THE SERVICES IS SOLELY AT ITS OWN RISK.
        c.     NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCLUDING CLAIMS FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL EQUINIX OR CUSTOMER BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, LOSS OF BUSINESS, LOSS OF REVENUES, LOSS OF DATA, INTERRUPTION OR CORRUPTION OF DATA, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR ANY OTHER TYPE OF DAMAGES OTHER THAN DIRECT DAMAGES.
        d.     NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUT EXCLUDING LIABILITY UNDER SECTION 5, EQUINIX’S TOTAL LIABILITY TO CUSTOMER IN THE AGGREGATE FOR THE ENTIRE TERM (AND REGARDLESS OF WHETHER THE CLAIMS ARE BROUGHT DURING OR AFTER THE TERM) WITH RESPECT TO ALL CLAIMS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ATTORNEY’S FEES) WILL NOT EXCEED THE AMOUNT ACTUALLY PAID BY CUSTOMER TO EQUINIX FOR THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE MONTH IN WHICH THE FIRST CLAIM BROUGHT BY CUSTOMER AGAINST EQUINIX RELATING TO THIS AGREEMENT AROSE (OR, FOR ANY CLAIMS THAT ARISE IN THE FIRST TWELVE (12) MONTHS OF THIS AGREEMENT, THE AMOUNT EQUAL TO THE MONTHLY RECURRING CHARGE OF THE MONTH IN WHICH THE CLAIM OCCURRED MULTIPLIED BY TWELVE (12)). AS A FURTHER LIMITATION, EQUINIX’S MAXIMUM LIABILITY FOR ANY CLAIMS RELATING TO SERVICES OFFERED OR PROVIDED BY EQUINIX (I) FOR A NON-RECURRING CHARGE ONLY, OR (II) AS SMART HANDS SERVICES, SHALL NOT EXCEED THE AMOUNT OF THE SERVICE FEE FOR SUCH SERVICE PROVIDED ON THE OCCASION GIVING RISE TO THE CLAIM. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, BUT EXCLUDING LIABILITY UNDER SECTION 5, SECTION (G) OF EXHIBIT B AND CUSTOMER’S

OBLIGATION TO PAY CHARGES HEREUNDER, CUSTOMER’S TOTAL LIABILITY IN THE AGGREGATE FOR THE ENTIRE TERM (AND THEREAFTER IF ANY CLAIMS ARE BROUGHT AFTER THE TERM) FOR DAMAGES TO EQUINIX WITH RESPECT TO ANY AND ALL CLAIMS IN THE AGGREGATE AT ANY AND ALL TIMES ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (AND INCLUDING ATTORNEY’S FEES) WILL BE LIMITED TO, AND WILL NOT EXCEED, THE RECURRING CHARGES ATTRIBUTABLE TO THE TWELVE (12) MONTHS IMMEDIATELY PRIOR TO THE MONTH IN WHICH THE FIRST CLAIM BROUGHT BY EQUINIX AGAINST CUSTOMER RELATING TO THIS AGREEMENT AROSE (OR, FOR ANY CLAIMS THAT ARISE IN THE FIRST TWELVE (12) MONTHS OF THIS AGREEMENT, THE AMOUNT EQUAL TO THE MONTHLY RECURRING CHARGE OF THE MONTH IN WHICH THE CLAIM OCCURRED MULTIPLIED BY TWELVE (12).
        e.     THE LIMITATIONS SET FORTH IN SECTIONS 6(c)-(d) WILL APPLY TO ANY AND ALL CLAIMS AND CAUSES OF ACTION WHATSOEVER, REGARDLESS OF WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY.
        f.     Equinix and Customer each waive the right to bring any claim against the other Party arising or in any way relating to this Agreement more than one (1) year after the date this Agreement expires or is earlier terminated.

7.     Insurance.
        a.     Customer agrees to maintain, at its expense, for each IBX Center during the entire time this Agreement is in effect, (i) Commercial General Liability Insurance in an amount not less than One Million U.S. Dollars ($1,000,000), or the local currency equivalent, per occurrence for bodily injury, death and property damage, which policy will include contractual liability coverage related to this Agreement; (ii) Workers’ Compensation and employer’s liability insurance in an amount not less than that prescribed by law; and (iii) umbrella or excess liability insurance with a combined single limit of no less than Two Million U.S. Dollars ($2,000,000) or the local currency equivalent. Prior to any use of the Licensed Space at an IBX Center (including, but not limited to, delivery of any of Customer’s Equipment to an IBX Center), Customer will furnish Equinix with certificates of insurance that evidence the minimum levels of insurance set forth herein and which names Equinix as an additional insureds. In addition, Customer will notify Equinix of any non-renewal, cancellation, reduction in policy limit or other material change in Customer’s coverage at least forty-five (45) days prior to such change in coverage. Equinix does not have any obligation to insure any property belonging to or in the possession of Customer.
b.          Except as set forth in Section 5, Customer will not have any responsibility for any loss or damage to equipment owned by Equinix, and Equinix will not have any responsibility for any loss or damage to Customer’s Equipment.

8.	Term of Agreement, Suspension of Service, Termination, and Removal of Customer’s Equipment.
        a.     This Agreement will commence on the MSA Effective Date. Unless earlier terminated in accordance with its terms, this Agreement will terminate on the date the last Order then in effect expires or is terminated pursuant to the terms and conditions set forth in this Agreement.
        b.     Either Party may terminate this Agreement by giving notice of termination to the other Party if the other Party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of notice of the same. If the breach (other than where Customer has failed to pay Service Fees owed (excluding amounts for which there is a Billing Dispute and subject to Section 3(a)) is not capable of being cured within thirty (30) days, the breaching party shall be given a reasonable period of time to cure the failure (but no more than sixty (60) days after notice of the breach) provided that the breaching party promptly commences attempts to cure such failure upon receipt of such notice and pursues the cure to completion with due diligence. Equinix may also terminate this Agreement if it exercises any of its rights under Section 8(c) on three (3) or more occasions during any twelve (12) month period. Notwithstanding anything in this Section 8(b) to the contrary, except where Customer has failed to timely cure a monetary breach, if a Party fails to timely cure a material breach as to only one (1) IBX Center, and Customer has Licensed Space in more than one (1) IBX Center, then the non-breaching Party may only terminate this Agreement (and the corresponding Orders) as to the IBX Center where the material breach has not been timely cured, and this Agreement will remain in full force and effect as to all other IBX Centers. In no event may Equinix prevent Customer from accessing and removing Customer’s equipment from the IBX Center at any time and for any reason and whether or not the there is a dispute as to fees or fees are past due.
        c.     Equinix may suspend the provision of Services, including discontinuing the supply of power, if Customer fails to pay any amounts owed (excluding amounts for which there is a Billing Dispute and subject to Section 3(a)) within ten (10) business days of written notice of past due payment from Equinix. If Customer breaches any provision of this Agreement that in Equinix’s reasonable judgment materially interferes with, or has the potential to interfere with Equinix’s operation or maintenance of the IBX Center or with its other customer’s use thereof, Equinix shall so inform Customer and, if Customer does not immediately take reasonable steps to cease such interference or potential interference, Equinix may take reasonable steps at Customer’s expense (subject to Equinix SmartHands rates) to cease such interference or potential interference. If Equinix suspends a Service pursuant to this Section 8(c), unless Equinix has subsequently terminated this Agreement as permitted under this Agreement, Equinix will resume the discontinued Service within twenty-four (24) hours after it is reasonably satisfied Customer has cured the breach(es) which gave rise to Equinix’s right to suspend the Service. Equinix may charge a reinstatement fee equal to the direct out-of-pocket expenses incurred by Equinix to discontinue the Service, and to then resume the discontinued Service.
        d.     (I) Upon not less than ninety (90) days written notice, Equinix may terminate this Agreement as to any affected Licensed Space or IBX Center if any portion of the IBX Center in which the affected Licensed Space is located becomes subject to a condemnation proceeding or is condemned, Equinix’s possession is otherwise terminated or abated, or Equinix cannot provide Customer with access to the affected Licensed Space as contemplated herein for a period exceeding three (3) days; provided that such condemnation proceeding, termination or abatement of possession or loss of access is not caused by (1) Equinix’s negligent acts or omissions, (2) Equinix’s failure to make payments for the space (including rent or mortgage payments), or (3) provisions in the leases for the IBX Centers and all superior instruments to such leases (including, without limitation, mortgages or ground leases for the IBX Centers) which provide for Equinix’s possession of the Licensed Space or IBX Center to be terminated or abated during the term of this Agreement (each of the preceding three (3) items is “Equinix Caused Termination”). Customer shall have the option to terminate this Agreement at any time in the event of notice or termination pursuant to Section 8(d)(I) above with no further liability to Equinix upon such termination.
        (II) If Equinix’s possession of an IBX Center is terminated due to an Equinix Caused Termination Equinix, Equinix acknowledges that Customer shall have the right to sue Equinix, subject to the terms of this Agreement, for all direct damages of Customer directly resulting from the loss of the lease and Equinix acknowledges that the costs of relocation constitute direct damages under this Agreement. Customer shall have the option to terminate this Agreement at any time if Equinix’s possession of an IBX Center is terminated due to an Equinix Caused Termination and receive a refund as set forth in Section 8(j) below.
        (III) Customer may terminate this Agreement as to a Licensed Space if Equinix changes the Policies in a way that materially adversely affects Customer’s use of the Services in such Licensed Space, but only if within thirty (30) days after Customer’s receipt of notification of such change in the Policies, Customer notifies Equinix that Customer wishes to terminate this Agreement as to such Licensed Space on such grounds.
        e.     Upon expiration or termination of an Order (or any portion thereof), all other rights of Customer with respect to the Licensed Space licensed under such Order (or the affected portion thereof) (“Terminated Space”) will terminate, and Customer will remove all of Customer’s Equipment and other property belonging to Customer or Customer’s

Authorized Persons, Accompanying Persons and/or Associated Entities, but excluding any wiring, cable or other equipment or property owned, leased or licensed by any of the Equinix Entities, from the Terminated Space no later than the effective date of such termination. If Customer fails to remove any such property in accordance with this Section 8(e), the Equinix Entities will be entitled to pursue all available legal remedies against Customer, including one or more of the following remedies: (i) immediately removing any or all such property and storing it at Customer’s expense at an on-site or off-site location, (ii) shipping such property to the address set forth at the end of this Agreement at Customer’s risk and expense; or (iii) in the event such shipment is returned to Equinix after attempted delivery by a reputable courier service, upon providing thirty (30) days’ prior notice to Customer, and if Customer fails to remove such property within such thirty (30)-day period, liquidating such property in any commercially reasonable manner and charging Customer for all costs associated with the liquidation.
        f.     While Customer has no right to use the Services provided under an Order after the end of the Service Term, if Customer does so, Customer will be obligated to pay for such Services pursuant to the terms and conditions of this Agreement and any such Order, and any such Order will continue in effect for as long as the Services are used by Customer. Notwithstanding the foregoing, in such event, any such Order will be terminable at will by Equinix effective immediately upon notice to Customer. In addition, notwithstanding anything in this Agreement to the contrary, if this Agreement would have otherwise terminated prior to Customer’s cessation of its use of the Services, this Agreement will continue in effect for as long as the Services are used by Customer, but this Agreement will be terminable at will by Equinix effective immediately upon notice to Customer.
        g.     Either Party may terminate this Agreement upon written notice to the other Party if such other Party liquidates, ceases to do business or becomes insolvent (which for clarification purposes, insolvent shall mean the party’s inability to pay debts as they become due).
        h.     Neither Party will be liable to the other Party for properly terminating this Agreement or any portion thereof in accordance with its terms, but Customer will be liable to Equinix for any amounts owed prior to the effective date of termination.
        i.     Notwithstanding anything in this Agreement (including in any Order) to the contrary, under no circumstances will any Order survive the expiration or earlier termination of this Agreement, and under no circumstances will any Order pertaining to an IBX Center survive the termination of this Agreement as to that IBX Center. Equinix will not have any obligation to provide any Services after the expiration or earlier termination of this Agreement, and Equinix will not have any obligation to provide any Services at an IBX Center after the expiration or earlier termination of this Agreement as to such IBX Center.
        j.     In the event Customer terminates this Agreement pursuant to Section 8(b) or 8(d), and Customer is not in breach of this Agreement, Equinix shall i) refund to Customer any amounts that have been paid in advance by Customer that has not been applied as of the effective date of such termination including any credited amounts that have not been applied as of the date of such termination and ii) Customer shall be released from any and all further payment obligations that would have arisen after the termination date if the Agreement had not been terminated. The foregoing does not limit Equinix’s (or Customer’s) ability to pursue its rights under this Agreement for Customer’s (or Equinix’s) breach.

9.     Miscellaneous.
        a.     Except where otherwise expressly stated in the Agreement, (and regardless of whether certain provisions in this Agreement expressly require written notice, consent or approval) all notices, consents, or approvals required by this Agreement will only be effective if in writing and sent by (i) certified or registered air mail, postage prepaid, (ii) overnight delivery requiring a signature upon receipt, (iii) delivery by hand, or (iv) facsimile or electronic mail (promptly confirmed by certified or registered mail or overnight delivery), to the parties at the respective street addresses, facsimile numbers, or electronic mail addresses set forth at the end of this Agreement or such other addresses or facsimile numbers as may be designated in writing by the respective parties. Notices, consents and approvals will be deemed effective on the date of receipt. Notwithstanding anything to the contrary in this Agreement, notices sent by Equinix pursuant to Sections 3(b), 3(c) and 4(c) may be sent by first class US mail, and receipt of such notices shall be presumed to occur five (5) days after mailing.
        b.     This Agreement will be governed in all respects by the internal laws of the State of California without regard to its conflict of laws provisions. The Parties irrevocably agree to the exclusive jurisdiction of the courts of San Francisco, California. If any legal action is brought by either Party arising from, or related to, the subject matter of this Agreement, the prevailing Party will be entitled to an award of its reasonable attorneys’ fees and costs.
        c.     No Party’s directors, officers or employees will have any liability to any other Party with respect to this Agreement. Except as may be specifically otherwise consented to in writing by an Affiliate of a Party (and none of the other terms of this Agreement shall be deemed to constitute such consent), no Party’s Affiliates will have any liability to any other Party with respect to this Agreement, including with respect to any Orders.
        d.     Any Order may be amended by a change order that expressly provides it amends such Order, but only if such change order is executed by Equinix and Customer, or is prepared by Equinix and agreed to be Equinix and Customer, and Equinix’s and Customer’s agreement to such amendment to the Order is reflected in the manner required by the change order. Any Order amended by a change order shall thereafter, as amended, continue to be governed by the terms and conditions of this Agreement. This Agreement, the exhibits, the Policies then in effect, and all Orders executed at any time during the Term, all of which are incorporated herein by reference into this Agreement, constitute the complete and entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace any and all prior or contemporaneous discussions, negotiations, proposals, understandings and agreements, written and oral, regarding such subject matter, as well as any industry custom. This Agreement will be effective only when signed by each Party. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Subject to the next sentence below, this Agreement may be amended only in writing by an instrument signed by each Party. For purposes of clarification, the prior sentence is not intended to modify or limit Equinix’s and Customer’s rights to (i) agree to Online Orders or Phone Orders pursuant to the terms of Section 9(f) below, (ii) amend Orders in accordance with the terms of a change order prepared by Equinix even where such change order does not require a writing executed by both parties to effect an amendment of such Orders, or (iii) enter into a Sales Order executed only by Customer and Equinix.
        e.     No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving Party.
        f.     If Customer and Equinix execute multiple Orders, each additional Order will supplement rather than replace the prior Orders, unless otherwise stated by the Parties in writing. Notwithstanding anything in this Agreement to the contrary, (i) neither Party has any obligation to execute, or to amend, any Order with the other Party except that Equinix shall not unreasonably refuse to execute an Order reasonably placed by Customer which is in compliance with and does not request any changes to the terms of this Agreement and which can be safely implemented without a threat to Equinix’s or its customers’ operations (e.g. no overload of circuits) so long as Customer is not currently in default hereunder and sufficient space and capacity are available to enable Equinix to fulfill such Order, (ii) no Sales Order will be effective unless executed by both Parties, (iii) no Online Order or Phone Order will be effective unless made by Customer and agreed to by Equinix, which agreement by Equinix will be reflected either by Equinix’s written confirmation of such Online Order or Phone Order or by Equinix’s commencement of the provision of the Services ordered under the Online Order or Phone Order, and (iv) no amendment to an Order will be effective unless the change order that is amending such Order is prepared by Equinix, and expressly provides that it amends such Order.

        g.     Each Party acknowledges and agrees that it has reviewed, and has had an opportunity to have reviewed, this Agreement (including the exhibits and the Policies), and it is the parties’ intent that this Agreement will not be construed against any Party. The section headings and captions throughout this Agreement are for convenience and reference only, and will not be used to construe this Agreement.
        h.     If any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court to be invalid, illegal or unenforceable, the same will not affect the validity, legality, or enforceability of the portion of the provision, if any, that is not invalid, illegal or unenforceable, the application of such provision in any other circumstances, or the validity, legality, or enforceability of any other provision of this Agreement. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the court in any action between the Parties is requested to reform any and all terms or conditions to give them as much effect as possible.
        i.     Sections 5, 6, 7, 8, 9(b), (c), (e), (g), (i), (j), (n), Exhibit A, and Section (g) of Exhibit B will survive the termination of this Agreement. In addition, all provisions of this Agreement that can only be given proper effect if they survive the termination of this Agreement will survive the termination of this Agreement, including payment of any Service Fees rightly owed by Customer. Each Party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each Party under this Agreement and in the decision by each Party to enter into this Agreement. The parties agree that the warranty disclaimers and liability and remedy limitations in this Agreement will survive and apply even if found to have failed of their essential purpose.
        j.     Except where otherwise expressly stated herein, and subject to the limitations set forth in Section 6, the rights and remedies provided for herein are cumulative and not exclusive of any rights or remedies that a Party would otherwise have.
        k.     Equinix on the one hand, and Customer on the other hand, are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Equinix and Customer. Neither Equinix nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent. Neither Customer nor Equinix grants the other the right to use its trademarks, service marks, trade names, logos, copyrights, or other intellectual property rights or other designations in any promotion, publication, or press release without the prior written consent of the other Party in each case.
        l.     This Agreement, and the rights of Customer hereunder, are, without any further action by any Party, subject and subordinate to the leases for the IBX Centers and all superior instruments to such leases (including, without limitation, mortgages or ground leases for the IBX Centers). Notwithstanding the foregoing, Equinix represents and warrants that the terms of this Agreement do not and shall not during the Term contravene the underlying leases for the IBX Centers or any superior instruments to such leases. This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property. Customer acknowledges and agrees that (i) it has been granted only a license (“License”) to use the Licensed Space in accordance with this Agreement; (ii) Customer has not been granted any real property interest under this Agreement; and (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances. Equinix hereby reserves, with respect to the IBX Centers, all rights not specifically granted to Customer in this Agreement, including, without limitation, the right (i) of access to and use of the IBX Centers for its own use or the use of others; (ii) to grant additional licenses to other persons or co-location customers for the use of portions of the IBX Centers; and (iii) to exercise or grant other rights not inconsistent with the rights granted in this Agreement.
        m.     Equinix may permit any other Equinix Affiliate, or any independent contractor or other third party to perform any of Equinix’s obligations hereunder. Equinix may assign, delegate or transfer its rights and obligations under this Agreement to an Equinix Affiliate, or, to a party acquiring all or substantially all of Equinix’s business or assets, including through merger, and in the event of any such assignment, transfer or delegation, and the assumption by the transferee of Equinix obligations hereunder, Equinix will be released from any further liability or obligation under this Agreement. In the event that Equinix assigns or intends to so assign, delegate or transfer its rights and/or obligations in this Agreement, Equinix shall provide Customer with written notice of such intent, and unless Customer provides Equinix with written notice of its desire to terminate this Agreement no later than thirty (30) days of Customer’s receipt of Equinix’s notice, Customer will be deemed to have agreed to such intended assignment, delegation or transfer once it is effected. Customer may assign this Agreement without Equinix’s prior consent (in which event Customer must provide Equinix with prior notice of the assignment) only where the party to whom this Agreement is assigned by Customer is either an Affiliate of Customer, or is acquiring all or substantially all of Customer’s business or assets, including through merger. This Agreement will be binding upon and inure to the benefit of all successors and permitted assigns of the Equinix Entities and Customer, who will be bound by all of the obligations of their predecessors or assignors. Except as set forth in this Section 9(m) with respect to an assignment of the entire Agreement under the conditions specified above only, Customer will not assign, delegate or transfer all or any part of the Licensed Space. Customer’s provision of software hosting services and data hosting necessary to allow Customer’s customers to access and use Customer’s commercial software without entering the IBX Center (excluding a site visit by an Accompanying Person) and without Customer’s customer or end users property being located in the IBX Center shall not be considered a sublicense of Licensed Space for purposes of this Agreement.
        n.     Excluding Customer’s obligations to pay amounts owed under this Agreement, including Service Fees, neither Party will be responsible or in any way liable to the other Party and neither Party will have any termination of other rights, arising out of or relating to any failure by the other Party to perform or any hindrance in the performance of its obligations under this Agreement if such failure or hindrance is directly caused by events or circumstances beyond such nonperforming Party’s control, provided that the Parties agree that events related to power outages due to events that are historically or technologically foreseeable or predictable and that were not avoidable by implementation of a fall-over back power source, security breaches at an IBX Center, HVAC failures within the IBX Center, Licensed Space access, or any other matter within the control, direction, or management of Equinix, its affiliates, employees, agents, representatives, and service providers shall not be considered beyond Equinix’s reasonable control or including acts of God, any law, third-party labor strikes, riot, war, terrorist acts, fire in the Licensed Space or IBX Center (provided that Equinix has implemented commercially reasonable and industry standard fire suppression measures), earthquake (provided that the Licensed Space or IBX Center is compliant with its then-current code regarding retro-fitting and seismic standards), (each a “Force Majeure Event”). Notwithstanding the foregoing, if Equinix is unable to provide the Services contemplated herein for more than three (3) consecutive days as a result of a Force Majeure Event, Customer shall have the right to terminate this Agreement immediately with written notice, provided Equinix receives such notice of termination no later than thirty (30) days after the date Customer’s right to termination arises pursuant to this Section (9)n, and in such event, Customer will be liable only for those Service Fees for Services actually rendered up to the effective termination date, and not for any early termination, early cancellation or other charges. .In the event a Force Majeure Event prevents Equinix from providing any Service, Customer’s obligation to pay the Service Fees for such Service affected by the Force Majeure Event shall abate during the time period the Force Majeure event excuses Equinix’s performance hereunder. Notwithstanding the foregoing, if Customer is unable to pay amounts owed under this Agreement due to a Force Majeure event, Equinix shall not be required to provide Services until Customer remits payment.
        o.     All Orders are at all times subject to all of the terms and conditions of this Agreement. In the event of a conflict between the body of this Agreement and an Order, the body of this Agreement will control, unless the body of this Agreement or the Order states that the conflicting term in the Order controls. In the event of a conflict or inconsistency in the body of this Agreement and any Order and/or the Policies, the order of precedence subject to the previous sentence is as follows: this Agreement (exclusive of the Orders and Policies), Order and Policies.

        p.     Unless otherwise expressly agreed to by the Parties in writing, Equinix will retain title to all parts and materials used or provided by Equinix or third parties acting on Equinix’s behalf in the performance and/or furnishing of the Services.
        q.     The Parties agree that, with the exception of the applicable landlords of any of the Equinix Entities, there will be no third party beneficiaries to this Agreement, including, but not limited to, any end user, customer or the insurance providers for either Party.
        r.     The parties specifically exclude application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement.
10.          Definitions.
Accompanying Person: Each person (other than an employee of Equinix) who is accompanied by an Authorized Person while at an IBX Center.
Affiliate: As to a party, means any entity controlling, controlled by, or under common control with such party, where the term “control” and its correlative meanings, “controlling,” “controlled by,” and “under common control with,” means the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of all voting equity interests in an entity. Without limiting the foregoing, but in addition thereto, any Affiliate of, or subsidiary of, Equinix, Inc. shall be deemed to be an Affiliate of Equinix.
Associated Entity: Each individual, company, partnership or other entity of any type which employs, contracts with, or is otherwise associated or affiliated with any of Customer’s Authorized Persons or Accompanying Persons.
Authorized Person: Each person who is then included on the most recent list of Authorized Persons given to Equinix by Customer in accordance with the Policies.
Billing Commencement Date: For each Service, unless otherwise agreed to by the parties in writing, (i) for a Service ordered in a Sales Order, the date designated in the Sales Order as the date charges will begin to accrue, and (ii) for a Service ordered in an Online Order or Phone Order, the date Equinix begins providing the Service to Customer, unless otherwise agreed to by the parties in the Order.
Billing Dispute: A reasonable dispute by Customer regarding an amount charged by Equinix and explained to Equinix in writing (which may include e-mail) no later than the stated due date of such amount. In the event of a Billing Dispute, the parties shall work diligently and in good faith to resolve such Billing Dispute.
Cross-Connect: A physical or wireless interconnection within an IBX Center that (i) exits Customer’s cage or (ii) connects Customer to another Equinix customer.
Customer Care Website: The customer care website accessible via the Internet at a location designated by Equinix, which it has the right to change from time to time.
Customer Cross-Connect: A physical interconnection, including cable, connections, and other wiring, that (i) does not exit Customer’s cage, (ii) does not connect Customer to another Equinix customer, and (iii) interconnects (a) Equipment belonging to the Customer or (b) POD Equipment that is provided by an Equinix Entity and that is in Customer’s cage with Customer’s Equipment.
Customer’s Equipment: All network and/or computer equipment (including wiring and Customer Cross-Connects between such equipment and Customer’s POD Equipment) that is located in the Licensed Space, regardless of whether such equipment is owned, leased, licensed or otherwise obtained for use by Customer, Customer’s Authorized Persons, Accompanying Persons, or Associated Entities (but this does not include Cross-Connects or POD Equipment that is provided by an Equinix Entity and that is located in Customer’s Licensed Space).
Customer Parties: Customer and the Affiliates, owners, officers, directors, employees, contractors and agents of Customer or of the Affiliates of Customer.
Equinix Parties: Equinix and the Affiliates, owners, officers, directors, employees, and agents of Equinix or of the Affiliates of Equinix.
IBX Centers: The Internet Business Exchange Centers in which Customer licenses Licensed Space or receives Services from Equinix pursuant to an Order.
Licensed Space: The areas licensed by Customer under this Agreement and the Orders and as identified in the Orders as to the amount of space. For each Licensed Space, Equinix will determine at all times during the Term the exact location in the IBX Centers where the Licensed Space will be located, and Equinix will notify Customer accordingly.
Online Order: An Order for Services placed by Customer via the Customer Care Website and accepted by Equinix pursuant to Equinix’s then current ordering procedures (as well as any amendment to such Order reflected in a change order agreed to by the Parties in accordance with the terms of the applicable change order, the Order and this Agreement).
Online/Phone Order Term: For each Service ordered by an Online Order or Phone Order, the period commencing on the Billing Commencement Date for such Service and ending (i) when the License (as defined in Section 9(l)) for the Licensed Space into which such Service is provided expires or terminates pursuant to this Agreement or (ii) one (1) year after the Billing Commencement Date if such Service is not provided in a Licensed Space.
Order: Any Sales Order, Online Order or Phone Orders between Customer and Equinix. A change order that amends an Order is not itself considered to be an Order under this Agreement, but is instead considered to be an amendment of an existing Order under this Agreement.
Order Confirmation: A document that confirms, among other things, the Services, the quantity of such Services and the prices of such Services ordered in an Online Order or Phone Order and which is issued by Equinix.
Party: Customer and Equinix.
Phone Orders: An Order for Services placed by Customer via telephone and accepted by Equinix pursuant to Equinix’s then current ordering procedures (as well as any amendment to such Order reflected in a change order agreed to by the Parties in accordance with the terms of the applicable change order, the Order and this Agreement).
POD Equipment: The (i) patch panels, DSX panels for category 5 twisted pair, co-axial, single and multi-mode fiber, or (ii) other appropriate (as reasonably determined by Equinix) point of demarcation equipment.
Power Services: Power circuits ordered by Customer. For the avoidance of doubt, Power Services do not include power provided by Equinix as part of a bundled service.
Sales Orders: All written sales orders executed by Customer and Equinix that provide that such sales orders are governed by, and incorporated by reference into, this Agreement (as well as any amendment to such Order reflected in a change order agreed to by the Parties in accordance with the terms of the applicable change order, the Order and this Agreement).
Services: All services, goods and other offerings of any kind set forth in an Order to be provided by Equinix to Customer pursuant to this Agreement.
Service Fees: Charges and fees for Services charged to Customer by Equinix pursuant to this Agreement.
Service Term: Each Service in an Order will have a Service Term, which for each Service will be the length of time from the agreed to effective date for the Service Term until the last day Equinix is required to provide such Service pursuant to the terms and conditions set forth in this Agreement or as otherwise agreed to by the parties in the applicable Order.
SmartHands Services: Additional services designed to provide Customer with on-site technical assistance with remote management installation and trouble-shooting of Customer’s Equipment located in an IBX Center, as described more fully in the Policies.
Shipping Policies: The portion of the Policies entitled Shipping Policies.

Taxes: Sales, use, transfer, privilege, excise, VAT, GST, consumption tax, and other similar taxes and duties, whether foreign, national, state or local, however designated, now in force or enacted in the future, which are levied or imposed by reason of the performance by Equinix or Customer under this Agreement or by Customer with respect to its operations and use of the Services, but excluding taxes on Equinix’s net income.
Term: The term of this Agreement as determined in accordance with Section 8(a) of this Agreement.

This Master Service Agreement has been entered into between the Parties as of the MSA Effective Date.

Customer to complete:
The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Party on whose behalf he or she is signing.
Customer Name: Taleo Corporation
(Complete Legal Name)
Authorized Signature: /s/ Josh Faddis
Printed Name: Josh Faddis
Title: Vice President and Corporate Counsel
Street address for notices:

575 Market Street, 8th Floor

San Francisco, CA 94105
Phone: 415-538-9068

Facsimile number: 866-507-5966
Electronic mail address: jfaddis@taleo.com
Equinix to complete:
The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Parties on whose behalf he or she is signing.
Authorized Signature: /s/ Monica Andrews
Printed Name: Monica Andrews
Title:
Street addresses for notices:
301 Velocity Way, 5th Floor
Foster City, California 94404, USA
Phone: +1 650-513-7000
Facsimile number: +1 650-618-1857
Electronic mail address: contracts@Equinix.com